Exhibit 99.1

FOR IMMEDIATE RELEASE
Source: The Hartcourt Companies, Inc.
Shanghai, December 29, 2006 at 6.30 am EST

Press Release

Hartcourt Announces Signing Definitive Agreement to Acquire 100% Equity Interest in China Princely Education Technology Development Company Limited

Shanghai - December 29, 2006— The Hartcourt Companies, Inc. (OTC BB: HRCT, Frankfurt: 900009) (the “Company”) today announced that it has signed a definitive agreement to acquire 100% equity interest in China Princely Education Technology Development Company Limited (“China Princely”).

The transaction is expected to be completed in March 2007 subject to certain preconditions being satisfied, including the receipt of all necessary governmental approvals.

The total consideration to be paid by the Company for the acquisition is US$308 thousand (RMB2.4 million) cash and 5.4 million shares of the Company’s restricted common stock, both are payable upon acquisition completion. Mr. Haisheng Zhou, current shareholder of China Princely, has guaranteed its net profit not less than RMB2 million (US$256 thousand) for the year 2007, while the Company guaranteed the average 3-day closing price of its shares prior to one year anniversary of the issuing date of consideration shares not less than US$0.50 per share.

Founded in December 2004 in Beijing, China Princely provides internet-based distance vocational education and technical training services, approved by the Central Institute of Vocational and Technical Education (“CIVTE”) of the Ministry of Education (“MOE”) of China. CIVTE also has granted to China Princely the authority to conduct vocational ability tests and to grant certificates to students, therefore making China Princely an authorized accrediting organization for China vocational education.

CIVTE is a department of the Ministry of Education. Established in 1990, CIVTE is a vocational education research and development institution at the national level. CIVTE’s main responsibilities include researching the reform and development of China’s vocational and technical education, providing advice to the Ministry of Education with respect to relevant policy determinations, providing information and consultation services to the various vocational education institutions nationwide and publishing relevant data and information regarding vocational education in China. CIVTE is the China representative of the UNESCO Technical and Vocational Education Projects.

Mr. Haisheng Zhou, founder and President of China Princely, who has a long track record in China education industry by serving as a government official at the Ministry of Education and as an entrepreneur in creating China Princely stated, “I am excited about the business combination between China Princely and Hartcourt. My former colleagues at MOE have indicated to me that there are more than 8 million vocational school graduates every year but that many of them don’t have accredited certificates to prove their professional abilities. Consequently, they face a more difficult time trying to find post-graduate employment as prospective employers are not certain of the quality of their training. China Princely, with MOE’s direct support, will act as the certificate awarding body. We believe there is great synergy between China Princely and Hartcourt as both are in the vocational education area and each one has its own strengths. I am glad to be part of the Hartcourt family.” Mr. Zhou will serve as a Vice President of the Company, responsible for R&D and the coordination with CITVE and MOE for Hartcourt.

The Company has appointed Mr. Xinmao Huang to be the acting Chief Executive Officer of China Princely. Mr. Huang used to be the Deputy Commissioner of Zhejiang Provincial Education Bureau, overseeing the operation of vocational education institutions in the province for over ten years. As a senior educator himself, Mr. Huang now serves as a member of the Education Technical Expert Committee of the Company. “The government has for a long time planned to establish the vocational education accrediting and certificate awarding systems. Now it decided to let the private sector to conduct the business and Hartcourt is honored to be granted this right by acquiring China Princely.,” commented Mr. Huang.

Dr. Yungeng Hu, President and CFO of the Company, commented, “Hartcourt decided to conduct its business as an active educator, which means that we not only invest in schools in an active manner, but we are building a standard vocational education system in the country. In order to make sure our students are grasping real techniques in their professional areas, we have to have an accrediting system. The signing of definitive agreement with China Princely shows our determination and commitment in making the Company a top education group in China by building its own accrediting and certificate awarding systems. We have already started the negotiation with several international organizations to introduce their licensure and certification exam system.” Dr. Hu continued, “We decided to spin off the Beijing Shiyan Foreign Language School from China Princely since it only provides compulsory primary and secondary education so it does not fit into our vocational education strategy.”

More information about China Princely can be found in their respective web sites: www.cnpedu.org.cn

About Hartcourt
Hartcourt’s achievements and operations can be found on its web site: www.hartcourt.com

Forward-looking statements

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. Forward looking statements are identified by words such as “expects,” “believes,” “ anticipates,” and words of similar import. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, including those risks identified in the company’s filings with the U.S. Securities and Exchange Commission, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

Contact:
Ms Tingting Ni, Tel: + 86 21 51521577 Fax: + 86 21 51521579 Email: ir@hartcourt.com